TRANSITION AGREEMENT
THIS TRANSITION AGREEMENT (this “Agreement”) is made and entered into effective as of November 7, 2025, by and between Codexis, Inc. (the “Company”), and Stephen Dilly, MBBS, Ph.D. (“Executive”). Capitalized terms used but not defined herein have the meaning given to such terms in the Employment Agreement, dated as of August 9, 2022, by and between the Company and Executive (as amended, the “Employment Agreement”).
RECITALS
A.The Company and Executive have previously entered into the Employment Agreement, pursuant to which Executive currently serves as President and Chief Executive Officer (“CEO”) of the Company.
B.Effective as of November 7, 2025 (the “Transition Date”), Executive and the Company mutually desire for Executive to transition from his position with the Company as President and CEO on the terms and conditions set forth herein and, in connection with and following Executive’s transition, the Company wishes to secure the services of Executive, and Executive wishes to continue to serve in the role of Chairman of the Company on the terms and conditions set forth herein (the “Transition”).
In consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Transition. Effective as of the Transition Date, (i) Executive shall transition from his position as President and CEO to the position of Chairman and resign from any officer and director roles held by Executive with the Company and its affiliates (as applicable), provided, that Executive shall not resign as a director on the Board of Directors of the Company (the “Board”), and (ii) except as otherwise provided in this Agreement, the Employment Agreement shall terminate, and neither the Company nor Executive shall have any further rights, interests or obligations thereunder. Executive acknowledges that Executive consents to the Transition, including the diminution in Executive's base compensation, bonus opportunity, title, authority, duties and responsibilities. Executive agrees that neither the Transition nor the effects of the Transition shall constitute Good Reason to terminate employment under the Employment Agreement. Notwithstanding the foregoing, the termination of the Employment Agreement shall not terminate or abridge the parties’ applicable rights and obligations under (i) the Proprietary Information, Inventions, and Employment Agreement, attached as Annex A, the terms of which are incorporated into the Agreement by reference and which Executive agrees to comply with, and (ii) the covenants and agreements set forth under Sections 7 and 8 of the Employment Agreement (collectively, the “Restrictive Covenants Agreements”), which rights and obligations shall survive such termination of the Employment Agreement and shall remain in full force and effect in accordance with their terms. Executive further agrees that Executive is and shall continue to be bound by and subject to the terms of the Company’s Clawback Policy effective as of August 24, 2023 (the “Policy”) and compensation received by Executive may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Policy, notwithstanding any other agreement to the contrary.
2.Services. Commencing on the Transition Date and ending on the date on which Executive is no longer serving as a member of the Board, Executive shall remain a service provider with the Company subject to the following terms and conditions:
a.Title and Services. Executive shall serve as Chairman unless and until the Board designates another member of the Board as Chairman (in which case Executive will remain a member of the Board). During the term of this Agreement, Executive shall (i) assist with and facilitate the continuing transition of his former position as President and CEO to his successor, (ii) provide any reasonably requested additional support to the Company’s management teams, (iii) serve as a liaison between the Board and members of management and (iv) render advice and other services as agreed upon by the Executive and the Board from time to time, including, but not limited to, providing advice related to Company strategy, evaluation of product and strategic opportunities, market assessments, financing strategy and mentorship of senior team (the “Services”). The Services to the Company shall be provided remotely, or at such location(s) as are reasonably requested by the Company, consistent with Executive’s role. During his service with the Company, Executive shall comply with all applicable policies and procedures of the Company, as in effect from time to time (including, without limitation, travel and entertainment expense policies, technology use, operating guidelines, confidentiality, background check and work authorization policies and procedures).
b.Compensation and Benefits. Subject to and conditioned upon Executive’s continued compliance with this Agreement and the Restrictive Covenants Agreements, Executive shall be eligible to earn the following compensation and benefits for his services under this Agreement:
i.Cash Fee. Executive shall receive cash fees consistent with the Board Chair fee set forth in the Company’s Non-Employee Director Compensation Program, as may be amended from time to time, which is currently $110,000 per calendar year (the “Cash Fee”) during his service as Chairman. In the event that Executive is not serving as Chairman but Executive remains a member of the Board, Executive shall be paid the customary fee paid to Board members pursuant to the Company’s Non-Employee Director Compensation Program, as may be amended from time to time.
ii.Equity Awards. Subject to Board approval, Executive will be granted annual equity awards consistent with the terms of the “Annual Awards” set forth in the Company’s Non-Employee Director Compensation Program, as may be amended from time to time.
iii.Continued Vesting of Equity Awards. The Executive’s equity awards under the Company’s 2019 Equity Incentive Award Plan (as amended, the “Plan”) as set forth on Annex B attached hereto (the “Outstanding

Equity Awards”), shall remain outstanding and eligible to vest, subject to and conditioned upon Executive’s continued service with the Company, including as Chairman or a member of the Board, through the applicable vesting date(s), and, if applicable, attainment of any performance conditions, and shall otherwise remain subject to and be governed by the terms of the Plan and the applicable award agreements, including any performance-vesting conditions. In addition, if Executive remains in continuous service to the Company as an advisor or member of the Board at the time of a Change in Control, each Outstanding Equity Award held by Executive automatically shall become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then unvested shares subject to each such equity award, subject to the delivery to the Company of a release of claims substantially in the form attached as Exhibit B to the Employment Agreement and provided by the Company, that becomes effective and irrevocable as set forth therein.
iv.Health and Welfare Benefits and Expenses. During his service with the Company as an employee, Executive and his covered dependents as of the Transition Date shall continue to be eligible for the employee health and welfare benefit plans of the Company in accordance with the terms and conditions of such plans. Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by Executive in the performance of Executive’s services hereunder and substantiated in accordance with the policies and procedures of the Company (or any of its affiliates), including without limitation, the Company’s Travel and Expense Policies and Code of Business Conduct, in any case, as may be in effect from time to time.
v.Independent Contractor Status. The parties hereto acknowledge and agree that, following the Transition Date, Executive shall continue in his capacity as an employee of the Company through January 1, 2026 or, if prior to such date a different date is agreed to by the Company and Executive, such other mutually agreed to date (the “Employment End Date”), including for purposes of all federal, state and local laws and regulations governing employment, including applicable tax laws. For the avoidance of doubt, Executive shall be paid his 2025 annual bonus based upon the actual achievement of performance objectives, as determined by the Board, at the same time that 2025 annual bonuses are paid to the Company’s executive officers, but shall not be entitled to any other compensation and benefits other than as set forth in this Section 2. Following the Employment End Date, Executive will transition to an independent contractor and personal income and self-employment taxes for compensation received from the Company shall be the sole responsibility of Executive. Executive agrees to indemnify and hold the

Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Executive to make required personal income and self-employment tax payments with respect to such compensation. During the period of Executive’s service with the Company, Executive shall continue to be subject to any applicable policies and procedures of the Company.
c.Termination. Following the Employment End Date, Executive’s role as Chairman may be terminated by the Board at any time and for any reason; provided, however, that Executive will remain a member of the Board. Executive shall not be entitled to any severance or other benefits in connection with his resignation as President and CEO or the termination of his employment or role as Chairman.
d.Return of Company Property. Executive acknowledges and agrees that, other than as reasonably required to provide the Services, Executive shall return to the Company all Company documents (and all copies thereof) and all Company property and equipment that Executive has in his possession or control that contain or embody any proprietary or confidential information of the Company or its subsidiaries or affiliates in whatever form (including information in electronic form and all reproductions thereof in whole or in part). Executive further agrees that Executive will not copy, delete, or alter in any way any Company information or material contained upon any Company issued computer or Company equipment. In addition, if Executive has used any personally owned computer, server, e-mail system or cloud system (e.g., Box, Dropbox, GoogleDrive), memory stick, flash memory card, or portable electronic device (e.g., iPhone, iPad, Android) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then not later than the end of Executive’s service as Chairman or any earlier date requested by the Company in writing, Executive must provide the Company with a computer-useable forensic copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form.
3.Limited Release of Claims. In consideration for the Compensation and benefits under Section 2 above, Executive’s continued employment with the Company, and the Company’s other promises in this Agreement, Executive provides this release of claims as follows:
a.Release of Claims. On behalf of Executive and Executive’s executors, administrators, heirs and assigns, Executive hereby releases and forever discharges the Company and its affiliates, and each of their owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under, or in concert with, them or any of them (collectively, the “Released Parties”) of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”) that Executive now has or may hereafter have against the Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive's recruitment, hire, employment, remuneration or separation from employment by the Company or the Released Parties, including without limitation: Claims for violation of any federal, state or local laws governing employment including, but not limited to, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the California Business & Professions Code (including Section 17200 et seq.), the Moore-Brown-Roberti Family Rights Act of 1991, the California False Claims Act, the California Labor Code (including the California Equal Pay Law, and the California WARN Act), and the California Wage Orders, all as amended; Claims based on contract, including for breach of contract, breach of the implied covenant of good faith and fair dealing, and promissory estoppel; Claims arising in tort, including, without limitation, for wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney's fees.
b.Excluded Claims. Notwithstanding the generality of the foregoing, Executive does not release or waive claims or right: (i) to enforce this Agreement, (ii) for indemnity and/or reimbursement of expenses, including under the Company’s bylaws or the bylaws of any such subsidiary, under statute (including but not limited to under Labor Code §2802), or under any applicable insurance or other indemnification policies or agreement to which Employee is a party; or (iii) that cannot be released as a matter of law including, without limitation, under the California Fair Employment and Housing Act, for workers compensation and unemployment benefits, for undisputed earned wages, for vested benefits under any ERISA plan, and Executive's right to bring to the attention of the Equal Employment Opportunity Commission or similar state agency, claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that Executive does release Executive's right to secure damages for any such alleged treatment.
c.Waiver of Unknown Claims. Executive acknowledges and agrees that the release provisions of this Agreement specifically cover known and unknown claims. Accordingly, Executive expressly waives Executive's rights under Section 1542 of the California Civil Code, and any similar laws of other states, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
4.Additional Covenants.
a.    Ongoing Cooperation. After the Transition Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. To the extent permitted by applicable law, the Company will reimburse Executive for reasonable out-of-pocket expenses, if any, incurred in connection with any such cooperation. Notwithstanding anything herein to the contrary, the preceding cooperation covenant shall not apply to any suit, action, proceeding, investigation, defense or claim that arises out of or relates to a dispute between Executive and the Company and/or its affiliates.
b.    Maintaining Confidential Information. Executive shall abide by the Company’s standard Proprietary Information, Inventions, and Employment Agreement attached as Annex A and reaffirms Executive’s obligations under the Restrictive Covenants Agreements. Executive acknowledges and agrees that the payments and benefits provided in Section 2 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Restrictive Covenants Agreements. For the avoidance of doubt, nothing in this Agreement or the Restrictive Covenants Agreements will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Restrictive Covenants Agreements or this Agreement: (i) Executive shall not be in breach of the Restrictive Covenants Agreements or this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
c.     Conflict of Interest. During the term of this Agreement, Executive shall not engage in any activity, employment or business arrangement which materially conflicts with the interest of the Company, as reasonably determined by the Board, including by becoming employed by or providing assistance to any competitor of the Company in the area of engineering enzymes for pharmaceutical and chemical production through biocatalysis. Executive shall promptly disclose to the Company any activity, employment or business arrangement presently in effect or to be commenced by Executive (such as where Executive has entered into an agreement or commitment to commence such arrangement) relating to this paragraph. Executive’s role as Chairman (but not as a member of the Board) may be terminated by the Board if, in the reasonable judgment of the Board, Executive does not comply with the provisions of this paragraph.
d.    Severability; Conformance To Applicable Law. This Section 4 shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes. To the extent any terms or conditions of this Section 4 would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 4. To the extent applicable law imposes additional requirements to allow enforcement of this Section 4, this Agreement shall be interpreted to include such terms or conditions.
5.DISPUTE RESOLUTION. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, EXECUTIVE AND THE COMPANY AGREE THAT ANY AND ALL DISPUTES, CLAIMS, OR CAUSES OF ACTION ARISING FROM OR RELATING TO THE ENFORCEMENT, BREACH, PERFORMANCE OR INTERPRETATION OF THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT, OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT, SHALL BE RESOLVED TO THE FULLEST EXTENT PERMITTED BY LAW BY FINAL, BINDING AND CONFIDENTIAL ARBITRATION in San Mateo County, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law. A link to the current JAMS employment arbitration rules follows: https://www.jamsadr.com/rules-employment-arbitration/english. BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR ADMINISTRATIVE PROCEEDING. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’s arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
6.Miscellaneous.
a.    Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date hereof (collectively, “Section 409A”). In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment or service (or any other similar term) shall be made only on account of a Separation from Service. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive hereunder during the six (6)-month period following Executive’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.
b.    Non-disparagement. Subject to Section 3(b) above, Executive agrees not to disparage or defame the Company, its directors, officers and employees, Company products or services, publicly or privately, directly or indirectly through others, by use of any words, actions, gestures or medium, including on social media or other internet site. The Company agrees to instruct its current senior executive officers (c-suite) (each an Instructed Officer) to not, while employed by the Company, disparage or defame Executive to any person outside the Company, whether directly or indirectly through others, by use of any words, actions, gestures or medium, including on social media or other internet site; provided that nothing in this Agreement shall prevent any Instructed Officer from (i) responding truthfully to any statements made by Executive pursuant to Section 3 or in violation of this Agreement or (ii) making truthful statements in the good faith performance of their duties to the Company.
c.    Consultation with Counsel. Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to him of this Agreement and the payments hereunder, and that he is relying solely on the advice of his independent advisors for such purposes. The Company shall promptly reimburse or pay directly on Executive’s behalf all legal and/or advisory fees and costs incurred by Executive in connection with the negotiation, drafting and finalization of this Agreement, up to a maximum of $20,000.
d.    Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, by e-mail transmission, by reputable overnight courier or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:

At Executive’s last known address and/or e-mail address evidenced on the Company’s records.

With a copy to:

Richard Grimm, Esq.
#################
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e-mail: ################

If to the Company:

Codexis, Inc.
200 Penobscot Drive Redwood City, CA 94063
Attn: ###########
e-mail: #################

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.
e.    Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company shall be entitled to withhold any and all such taxes from amounts payable hereunder.
f.    Amendment; Waiver; Survival. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company, which writing explicitly states the intent of the parties hereto to supplement the terms herein. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s resignation as President and CEO and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
g.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. Executive represents and warrants that Executive is in fact individually represented by legal counsel in negotiating the terms of this Agreement to designate either the venue or forum in which a controversy arising from this Agreement may be adjudicated or the choice of law to be applied.
i.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
j.    Counterparts. This Agreement may be executed manually or electronically in any number of counterparts, any of which may be executed and transmitted by facsimile or email (including portable document format (.PDF) and any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com), and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.
k.    Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.
l.    Entire Agreement. This Agreement (together with the Restrictive Covenants Agreements and any applicable award agreements between Executive and the Company or its affiliates governing the terms of the outstanding awards set forth on Annex B attached hereto) sets forth the final and entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company or its affiliates and Executive, or any representative of the Company (or its affiliates) or Executive, with respect to the subject matter hereof (including, without limitation, the Employment Agreement).

m.    Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments and to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”

Codexis, Inc.

By: /s/ Georgia Erbez
Name: Georgia Erbez
Its: Chief Financial Officer

“EXECUTIVE”

/s/ Stephen Dilly
Name: Stephen Dilly, MBBS, Ph.D.

[Signature Page to Transition Agreement]

Annex A

Proprietary Information, Inventions, and Employment Agreement

Annex B

Outstanding Equity Awards